Exhibit 99.1

Rogers Corporation Reports 2015 Fourth Quarter and Full Year Results

  Record fourth quarter net sales of $152.9 million, up 3.5%
  Fourth quarter operating margin of 10.8% (non-GAAP), down 380 basis points (GAAP operating margin of 8.0%)
  Fourth quarter EBITDA of $28.2 million, down 9.6%
  Record full year net sales of $641.4 million, up 5.0%
  Full year operating margin of 13.7% (non-GAAP), down 90 basis points (GAAP operating margin of 11.9%)
  Full year EBITDA of $132.8 million, up 5.6%

ROGERS, Conn.--(BUSINESS WIRE)--February 22, 2016--Rogers Corporation (NYSE:ROG) today announced financial results for the fourth quarter and full year of 2015.

The Company reported record fourth quarter net sales of $152.9 million, in line with the company’s previously announced guidance and a 3.5% increase from the net sales of $147.7 million for the 2014 fourth quarter. These results include $26.6 million of net sales from the acquired Arlon business. Net sales were unfavorably impacted by approximately $5.2 million of negative currency fluctuations primarily related to the decline in the value of the Euro.

Earnings for the 2015 fourth quarter were $0.37 per diluted share (or $0.69 per diluted share excluding special charges, exceeding the company’s previously announced guidance), as compared to $0.39 per diluted share (or $0.91 per diluted share excluding special charges) for the fourth quarter of 2014. These results include earnings of $0.26 per diluted share from the acquired Arlon business.

Going forward the Company will provide EBITDA and adjusted earnings as it believes these are key to assessing its internal core operating performance and will be useful information to analysts, investors and others. The Company defines EBITDA as net income excluding interest, income taxes, depreciation, amortization, restructuring, non-cash stock-based compensation and other discrete charges, and adjusted earnings as net income excluding restructuring, non-cash stock-based compensation, amortization and other discrete charges. The 2015 fourth quarter EBITDA was $28.2 million compared to $31.2 million for the 2014 fourth quarter. The 2015 fourth quarter adjusted earnings were $0.88 per diluted share compared to $1.04 per diluted share for the 2014 fourth quarter.

Net sales for the full year 2015 were a record $641.4 million, a 5.0% increase from the net sales of $610.9 million for the full year 2014. Full year 2015 net sales included $100.0 million of net sales from the acquired Arlon business and a negative impact of approximately $27.5 million due to currency fluctuations (primarily related to the decline in the value of the Euro). Full year 2015 earnings were $2.48 per diluted share (or $3.08 per diluted share excluding special charges), compared to $2.86 per diluted share for full year 2014 (or $3.41 per diluted share excluding special charges). The full year 2015 includes earnings of $0.70 per diluted share from the acquired Arlon business. The full year 2015 EBITDA was $132.8 million compared to $125.7 million for the full year 2014. The full year 2015 adjusted earnings were $3.84 per diluted share compared to $3.93 per diluted share for the full year 2014.

Bruce D. Hoechner, President and CEO commented, “In 2015, Rogers was impacted by the volatile global economy. Despite these market headwinds, we delivered record sales for the year by remaining focused on our growth strategy and on successfully integrating the Arlon business. We are encouraged by the growth outlook in our global megatrend markets and in the progress we are making with our operational improvements. We believe the Company is well-positioned to capitalize on the opportunities that will arise when global markets recover.”

Business Segment Discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported record fourth quarter net sales of $63.8 million, an 11.0% increase compared to 2014 fourth quarter net sales of $57.5 million. Organic sales declined $9.5 million or 16.4% on a currency neutral basis from the same quarter of the prior year. Fluctuations in currency exchange rates unfavorably impacted net sales in the fourth quarter by approximately $0.7 million or 1.2% as compared with the 2014 fourth quarter. Net sales during the 2015 fourth quarter include $16.4 million or 28.6% from the acquired Arlon business. The 2015 fourth quarter results were favorably impacted by strong growth in high frequency circuit materials used in automotive Advanced Driver Assistance Systems and aerospace and defense applications, which partially offset weaker demand in the 4G LTE base station supply chain, primarily in China.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported 2015 fourth quarter net sales of $42.5 million, a 1.0% decrease compared to 2014 fourth quarter net sales of $43.0 million. Organic sales declined by $5.8 million or 13.5% on a currency neutral basis from the same quarter of the prior year. Fluctuations in currency exchange rates unfavorably impacted net sales in the fourth quarter by approximately $0.8 million or 1.8% as compared with the 2014 fourth quarter. Net sales during the 2015 fourth quarter include $6.1 million or 14.3% from the acquired Arlon business. The 2015 fourth quarter results were favorably impacted by increases in certain consumer and automotive applications, which partially offset the continued decline in portable electronics.

Power Electronics Solutions (PES)
Power Electronics Solutions reported 2015 fourth quarter net sales of $36.7 million, a 12.0% decrease compared to 2014 fourth quarter net sales of $41.6 million. Sales declined by $1.4 million or 3.4% on a currency neutral basis from the same quarter of the prior year. Net sales were unfavorably impacted by approximately $3.6 million or 8.6% due to fluctuations in currency exchange rates as compared with the 2014 fourth quarter. The 2015 fourth quarter results were favorably impacted by increased demand in electric and hybrid-electric vehicles and certain renewable energy applications, which partially offset lower demand in mass transit applications.

Other
Net sales of other products reported for the 2015 fourth quarter were $10.0 million, an increase of 76.2% compared to 2014 fourth quarter net sales of $5.6 million. This increase was driven by the acquired Arlon related sales of polyimide and thermoset epoxy laminate products of $4.0 million or 71.6% in the 2015 fourth quarter. Net sales were unfavorably impacted by approximately $0.2 million or 3.0% due to fluctuations in currency exchange rates as compared with the 2014 fourth quarter. As previously announced on December 21, 2015 the Company sold the portion of the acquired Arlon business related to the polyimide and thermoset epoxy laminate products reported within the Other business results.

Operational Highlights
Rogers ended 2015 with cash and cash equivalents of $204.6 million, a decrease of $32.8 million, or 13.8%, from $237.4 million at December 31, 2014. In 2015, this cash utilization was predominantly a result of $33.4 million (net of financing proceeds) being deployed for the acquisition of Arlon, $40.0 million used to fund the share repurchase program, as well as investments in capital expenditures of approximately $3.3 million in the fourth quarter and $24.8 million for the full year 2015. Net cash provided by operating activities was $73.9 million for 2015 compared to $85.2 million for 2014.

The Company reported 2015 fourth quarter gross margin of 34.4% and 36.7% (non-GAAP 36.9%) for the full year 2015, which compares to 39.7% for the 2014 fourth quarter and 38.4% for the full year 2014. Operating margin was 8.0% for the 2015 fourth quarter and 11.9% for the full year 2015, compared to 10.0% for the 2014 fourth quarter and 13.3% for the full year 2014. Operating margin on a non-GAAP basis was 10.8% for the 2015 fourth quarter and 13.7% for the full year 2015, compared to 14.6% for both the fourth quarter and full year 2014. The 2015 gross and operating margins were unfavorably impacted primarily by the lower organic volume and sales mix.

The Company’s 2015 effective tax rate was 30.0%.

Share Repurchase Program
During the 2015 fourth quarter, the Company repurchased 49,273 shares at an aggregate cost of $2.5 million. A total of 727,573 shares were repurchased in 2015 with an aggregate cost of $40.0 million. The Company initiated a share repurchase program of up to $100.0 million of shares of the Company’s capital stock during the 2015 third quarter. This repurchase program was initiated to increase shareholder value and mitigate potentially dilutive effects of stock options and shares of restricted stock granted by the Company.

Outlook
Rogers projects its 2016 first quarter net sales will be between $148 to $156 million and earnings will be between $0.51 and $0.61 per diluted share and adjusted earnings will be between $0.72 and $0.82 per diluted share.

For the full year 2016, Rogers expects capital expenditures to be approximately $25 million and its effective tax rate to be approximately 30%.

Non-GAAP Financial Measures
This release refers to various non-GAAP financial measures. We believe that this information is useful to understanding the operating results and ongoing performance of our underlying businesses. Reconciliations of non-GAAP measures used in this release to the applicable GAAP financial measures appear at the end of the press release.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, vehicle electrification and alternative energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not constitute guarantees of future performance. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: volatility within the Internet Connectivity, Clean Energy, and Safety and Protection megatrends on which our business is focused, as well as specific market and industry trends within these megatrends; business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing or administrative operations; fluctuations in foreign currency exchange rates; our ability to develop innovative products and have them incorporated into end-user products and systems; the extent to which end-user products and systems incorporating our products achieve commercial success; the ability of our sole or limited source suppliers to deliver certain key raw materials to us in a timely manner; intense global competition affecting both our existing products and products currently under development; failure to realize, or delays in the realization of, anticipated benefits of acquisitions and divestitures due to, among other things, the existence of unknown liabilities or difficulty integrating acquired businesses; our ability to attract and retain management and skilled technical personnel; our ability to protect our proprietary technology from infringement by third parties and/or allegations that our technology infringes third party rights; changes in effective tax rates or tax laws and regulations in the jurisdictions in which we operate; financial and restrictive covenants in our credit agreement, which could limit our operational and financial flexibility; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; changes in environmental laws and regulations applicable to our business; disruptions in, or breaches of, our information technology systems; asset impairment and restructuring charges; and changes in accounting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission. The risks identified in our filings with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K, could impact any forward-looking statements contained in this release. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Additional Information and February 23, 2016 Conference Call

For more information, please contact the Company directly, via email or visit the Rogers website.

Website Address: http://www.rogerscorp.com

A conference call to discuss 2015 fourth quarter and full year results will be held on Tuesday, February 23, 2016 at 9:00AM (Eastern Time).

A slide presentation will be made available prior to the start of the call. The slide presentation can be accessed under the investor relations section of the Rogers Corporation website (www.rogerscorp.com/ir).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
Janice E. Stipp, Vice President, Finance, CFO and Corporate Treasurer
Robert C. Daigle, Senior Vice President and CTO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), February 29, 2016. The passcode for the audio replay is 31680653.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Operations (Unaudited)*

	Quarter Ended		Year Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net sales	$152,928	$147,724	$641,443	$610,911
Cost of sales	100,324	89,030	406,081	376,158
Gross margin	52,604	58,694	235,362	234,753

Selling general and administrative expenses	33,099	32,965	131,463	125,244
Research and development expenses	7,198	5,619	27,644	22,878
Restructuring and impairment charges	-	5,390	-	5,390
Operating income	12,307	14,720	76,255	81,241

Equity income in unconsolidated joint ventures	702	1,131	2,890	4,123
Interest income (expense), net	(1,045)	(779)	(4,480)	(2,946)
Other income (expense), net	(7,088)	180	(8,492)	(1,194)
Income before income tax expense	4,876	15,252	66,173	81,224

Income tax (benefit) expense	(1,702)	8,005	19,853	27,812
Net income	$6,578	$7,247	$46,320	$53,412

Basic earnings per share:	$0.37	$0.40	$2.52	$2.94

Diluted earnings per share:	$0.37	$0.39	$2.48	$2.86

Shares used in computing:
Basic	17,953	18,341	18,371	18,177
Diluted	18,056	18,819	18,680	18,698

* The Company changed its method for inventory costs from last in first out (LIFO) to first in first out (FIFO), for all businesses using LIFO. This change is reflected for the years presented.

Condensed Consolidated Statements of Financial Position (Unaudited)*

(IN THOUSANDS)	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$204,586	$237,375
Accounts receivable, net	101,428	99,065
Inventories	91,824	76,806
Prepaid income taxes	5,058	4,586
Deferred income taxes	9,565	6,467
Asbestos related insurance receivables	8,245	6,827
Other current assets	8,431	7,048
Total current assets	429,137	438,174

Property, plant and equipment, net	178,661	150,420
Investments in unconsolidated joint ventures	15,348	17,214
Deferred income taxes	8,594	44,051
Goodwill	175,453	98,227
Other intangible assets	75,019	38,340
Asbestos related insurance receivables	45,114	46,186
Other long term assets	5,132	7,823
Total assets	$932,458	$840,435

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,851	$20,020
Accrued employee benefits and compensation	23,241	33,983
Accrued income taxes payable	3,621	6,103
Current portion of lease obligation	284	747
Current portion of long term debt	3,438	35,000
Asbestos related liabilities	8,245	6,827
Other accrued liabilities	20,440	17,765
Total current liabilities	79,120	120,445

Long term lease obligation	5,549	6,042
Long term debt	175,188	25,000
Pension liability	12,623	17,652
Retiree health care and life insurance benefits	2,185	8,768
Asbestos related liabilities	48,390	49,718
Non-current income tax	11,863	10,544
Deferred income taxes	9,455	14,647
Other long term liabilities	3,503	338

Shareholders’ equity
Capital stock	17,957	18,404
Additional paid in capital	112,017	137,225
Retained earnings	543,066	496,746
Accumulated other comprehensive loss	(88,458)	(65,094)
Total shareholders’ equity	584,582	587,281
Total liabilities and shareholders’ equity	$932,458	$840,435

* The Company changed its method for inventory costs from last in first out (LIFO) to first in first out (FIFO), for all businesses using LIFO. This change is reflected for the years presented.

Reconciliation of non-GAAP Financial Measures to the Comparable GAAP Measures

Non-GAAP Financial Measures
Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that are generally non-recurring or otherwise may not be indicative of the core business operating results. The Company believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and for planning, forecasting and analyzing future periods. However, non-GAAP information has limitations as an analytical tool and should not be considered in isolation from, or solely as an alternative to, financial information prepared in accordance with GAAP.

Reconciliation of GAAP to non-GAAP Adjusted Earnings Per Diluted Share for the Fourth Quarter and Full Year 2015 and 2014:

The following table includes adjustments to earnings per diluted share.

	2015		2014
Earnings Per Diluted Share	Q4	YTD	Q4	YTD
GAAP earnings per diluted share	$0.37	$2.48	$0.39	$2.86

Environmental charge (impact to SG&A)	$0.11	$0.11	-	-
Severance (impact to SG&A)	$0.04	$0.06	-	-
Loss on sale of business (impact to OI&E)	$0.17	$0.16	-	-
Non-recurring purchase accounting costs (impact to gross margin)	-	$0.06	-	-
Integration costs related to Arlon, LLC (impact to SG&A)	-	$0.18	-	-
Tax items	-	$0.03	-	-
Acquisition costs related to Arlon, LLC	-	-	$0.08	$0.11
Pension curtailment and settlement charges	-	-	$0.18	$0.18
Expense related to a non-cash tax charge associated with the cash repatriation of $40 million from Europe	-	-	$0.25	$0.25
Impairment charge on write down of investment	-	-	$0.01	$0.01
Total special adjustments	$0.32	$0.60	$0.52	$0.55
Non-GAAP earnings less special adjustments	$0.69	$3.08	$0.91	$3.41

Intangible amortization	$0.11	$0.40	$0.06	$0.24
Non cash equity compensation	$0.08	$0.36	$0.07	$0.28
Non-GAAP adjusted earnings per diluted share	$0.88	$3.84	$1.04	$3.93

Reconciliation of Net Income to EBITDA for the Fourth Quarter and Full Year of 2015 and 2014:

The following table includes adjustments to net income.

	2015		2014
(amounts in millions)	Q4	YTD	Q4	YTD
Net Income	$6.6	$46.3	$7.3	$53.4

Interest	$1.0	$4.5	$0.8	$2.9
Income tax (benefit) expense	($1.7)	$19.8	$8.0	$27.8
Depreciation	$6.0	$23.2	$4.9	$20.2
Intangible amortization	$2.9	$10.9	$1.4	$6.1
Non cash equity compensation	$1.9	$9.6	$1.9	$7.5
Environmental charge (impact to SG&A)	$3.2	$3.2	-	-
Severance (impact to SG&A)	$1.0	$1.6	-	-
Non-recurring purchase accounting costs (impact to gross margin)	-	$1.6	-	-
Integration costs related to Arlon, LLC (impact to SG&A)	-	$4.8	-	-
Loss on sale of business (impact to OI&E)	$4.8	$4.8	-	-
Tax items	$2.5	$2.5	-	-
Acquisition costs related to Arlon, LLC	-	-	$1.5	$2.4
Pension curtailment and settlement charges	-	-	$5.2	$5.2
Impairment charge on write down of investment	-	-	$0.2	$0.2
EBITDA	$28.2	$132.8	$31.2	$125.7

Reconciliation of GAAP to non-GAAP Operating Margin for the Fourth Quarter and Full Year of 2015 and 2014:

The following table includes adjustments to operating margin.

	2015		2014
Operating Margin	Q4	YTD	Q4	YTD
GAAP operating margin	8.0%	11.9%	10.0%	13.3%

Environmental charge	2.1%	0.5%	-	-
Severance	0.7%	0.3%	-	-
Integration costs related to Arlon, LLC	-	0.8%	-	-
Non-recurring purchase accounting costs	-	0.2%	-	-
Pension curtailment and settlement charges	-	-	3.5%	0.9%
Acquisition costs related to Arlon, LLC	-	-	1.0%	0.4%
Impairment charge on write down of investment	-	-	0.1%	-
Total special adjustments	2.8%	1.8%	4.6%	1.3%
Non-GAAP operating margin	10.8%	13.7%	14.6%	14.6%

Reconciliation of GAAP to non-GAAP Gross Margin for Full Year 2015

The following table includes adjustments to gross margin.

Gross Margin	2015 YTD
GAAP gross margin	36.7%

Non-recurring purchase accounting costs	0.2%
Total adjustments	0.2%

Non-GAAP gross margin	36.9%

Reconciliation of GAAP to non-GAAP Adjusted Earnings Per Share Guidance for the 2016 First Quarter and Actual 2015 First Quarter:

The following table includes adjustments to earnings per diluted share.

	Guidance Q1 2016	Actual Q1 2015
GAAP Earnings Per Diluted Share	$0.51 - $0.61	$0.72

Intangible amortization	$0.10	$0.09
Equity compensation	$0.11	$0.06
Restructuring and other discrete charges	-	$0.22
Total adjustments	$0.21	$0.37

Adjusted Earnings Per Diluted Share	$0.72 - $0.82	$1.09

CONTACT:
Rogers Corporation
Financial News Contact:
Janice E. Stipp, 860-779-4033
Vice President, Finance, Chief Financial Officer and Corporate Treasurer
FAX: 860-779-5509
or
Investor Contact:
William J. Tryon, 860-779-4037
Director, Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorp.com